Exhibit A 5 i

Item 8. Changes in and Disagreements with Accountants for Open-End Management Investment Companies (Unaudited)

(a) The Fund is a series of BNY Mellon Investment Funds I (the “Trust”). On January 1, 2026, KPMG LLP (“KPMG”) was notified that it would be dismissed as the independent registered public accounting firm for the Fund effective upon (i) completion of KPMG’s audit of the Fund’s financial statements to be included in the Fund’s Annual Report on Form N-CSR (the “2025 Annual Report”) and (ii) the issuance of KPMG’s report on the same. KPMG’s dismissal as the Fund’s independent registered public accounting firm was effective on February 20, 2026, which is the date on which KPMG issued their report on their audit of the Fund’s financial statements to be included in the 2025 Annual Report.

During each of the two fiscal years ended December 31, 2025 and December 31, 2024, and the subsequent interim period through February 20, 2026, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with KPMG’s reports on the financial statements. In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934

The audit reports of KPMG on the financial statements of the Fund as of and for the fiscal years ended December 31, 2025 and December 31, 2024 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Fund provided KPMG with a copy of the foregoing disclosures and has requested that KPMG furnish the Fund with a letter addressed to the U.S. Securities and Exchange Commission (the “SEC”) stating whether KPMG agrees with the above statements. A copy of the letter from KPMG is filed as an Exhibit to this Form N-CSR.

(b) At a meeting held on August 19, 2025, the Audit Committee and Board of the Trust approved the appointment of Ernst & Young LLP (“EY”) as the Fund’s independent registered public accounting firm effective upon (i) the completion of KPMG’s audit of the Fund’s 2025 Annual Report and (ii) issuance of the same. EY serves as the independent registered public accounting firm for all funds in the BNY Mellon Family of Funds. Accordingly, a change in the Fund’s independent registered public accounting firm was deemed to occur as of February 20, 2026 upon the completion and issuance of KPMG’s audit of the Fund’s 2025 Annual report.